EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
electroCore, Inc.:

We consent to the use of our report incorporated by reference herein.

Our report dated March 30, 2020 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Short Hills, New Jersey
March 30, 2020